Exhibit 99.1

The Joint Corp. Reports 2025 Fourth Quarter and Full Year Financial Results
- Fourth Quarter Revenues Increase 3.1% Year over Year -

- Full Year Revenues of $54.9 Million, Net Income of $2.9 Million
and a 13.9% Increase in Adjusted EBITDA to $13.0 Million -

SCOTTSDALE, Ariz., March 12, 2026 – The Joint Corp. (NASDAQ: JYNT) (the, “Company”), a national operator, manager, and franchisor of chiropractic clinics, reported financial results for the fourth quarter and full year ended December 31, 2025. The following figures represent continuing operations unless otherwise stated.

Fourth Quarter 2025 Financial Highlights
•Grew revenues to $15.2 million, up 3.1% compared to the fourth quarter of 2024.
•Reported system-wide sales1 of $139.6 million, a decline of 3.9%.
•Reported comp sales2 of (3.8)%.
•Improved net income from consolidated operations to $1.0 million, compared to net income of $18,000 in the fourth quarter of 2024. Reported net income from continuing operations of $937,000, compared to net income from continuing operations of $909,000 in the fourth quarter of 2024.
•Increased Adjusted EBITDA from consolidated operations 7.8% to $3.6 million from $3.3 million in the fourth quarter of 2024. Adjusted EBITDA from continuing operations was $1.6 million compared to $2.0 million in the fourth quarter of 2024.
•Repurchased 1.1 million shares for total consideration of $9.0 million.

Recent Updates on Refranchising Efforts
•December 2025: Signed Asset Purchase Agreement for the sale of 22 corporate-owned or managed clinics.
•March 2026: Signed Letter of Intent for the sale of five corporate-owned or managed clinics.

“During the fourth quarter, we continued to advance the strategies underlying Joint 2.0, the first phase of our transformation journey,” said President and Chief Executive Officer, Sanjiv Razdan. “These strategies, which were introduced a year ago, remain on track to be fully executed by the end of this year. Our execution to date is highlighted by our progress towards becoming a pure-play franchisor, as we have refranchised 41 and are in the process of refranchising 27 previously company-owned clinics since the beginning of 2025, which will leave us with just 48 clinics that remain company-owned and for which we continue to make progress with refranchising efforts. As we near completion of this transition, we also continue to implement operational discipline to drive improved operating leverage, which is reflected in the year over year Adjusted EBITDA improvements in the 2025 fourth quarter and full year periods
1 System-wide sales include revenues at all clinics, whether operated or managed by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these revenues are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base.
2 Comp sales include the revenues from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.

despite certain macro-economic headwinds that challenged comp sales and overall revenue performance.

“Progress on our broad range of initiatives includes a more holistic marketing approach to amplify our brand awareness through a partial shift in advertising spend from local to national media, higher search authority for our individual clinic websites, and an improvement in our patient attrition rate. In addition, more robust pre-opening protocols have resulted in 2025 clinic openings achieving breakeven performance in half the time than previously achieved.

“Simultaneous with the steps we have taken to reignite growth, increase profitability, and become a pure-play franchisor, we repurchased 1.3 million shares of our common stock in 2025 as part of our capital allocation strategy. Continued progress on Joint 2.0 will help unlock the true power of our post re-franchise profit structure which will be further bolstered as our multi-year top-line growth strategies gain traction. We entered 2026 with a stronger foundation for driving sustainable improvements in our financial results, which will further benefit from reductions in our cost structure as we complete the transition to a pure-play franchisor and capital light operating model.”

2025 Full Year Operating Highlights
•Performed 14.4 million patient visits, compared to 14.7 million in 2024.
•System-wide sales1 of $532.4 million increased 0.4% for the year.
•Comp sales2 of (0.4)% compared to 3.9% in 2024.
•Sold 31 franchise licenses, compared to 46 in 2024.
•Total clinic count of 960 at December 31, 2025, compared to 967 clinics at December 31, 2024.
◦Opened 29 clinics, refranchised 41, and closed 36 for a total of 885 franchised clinics and 75 company-owned or managed clinics at December 31, 2025, compared to 842 franchised clinics and 125 company-owned or managed clinics at December 31, 2024.

Financial Results for Fourth Quarter Ended December 31, 2025 Compared to December 31, 2024
Revenue increased 3.1% to $15.2 million, compared to $14.7 million in the fourth quarter of 2024. Cost of revenue was $2.8 million, down 11.5% compared to the prior year, reflecting lower regional developer royalties.

Selling and marketing expenses were $3.5 million, up 25.2% primarily driven by expenses associated with enhanced national marketing and one-off costs associated with transitioning to a new marketing agency. Depreciation and amortization expenses increased $80,000. General and administrative expenses increased 2.2% to $7.7 million.

Consolidated net income was $1.0 million, compared to net income of $18,000 in the fourth quarter of 2024. Net income from continuing operations was $937,000, compared to $909,000 in the fourth quarter of 2024. Consolidated EPS was $0.07 per diluted share, compared to $0.00 per diluted share in the fourth quarter of 2024.

Adjusted EBITDA from consolidated operations increased 7.8% to $3.6 million, and Adjusted EBITDA from continuing operations was $1.6 million, compared to Adjusted EBITDA from consolidated operations of $3.3 million and Adjusted EBITDA from continuing operations of $2.0 million in the fourth quarter of 2024.

Balance Sheet and Cash Flow
Unrestricted cash was $23.6 million at December 31, 2025, compared to $25.1 million at December 31, 2024. The Company maintains a currently undrawn line of credit with JP Morgan Chase, which grants immediate access to $20 million through August 2027.

During the fourth quarter of 2025, the Company repurchased 1.1 million shares for total consideration of $9.0 million and for the full year 2025, the Company repurchased 1.3 million shares for total consideration of $11.3 million. The Company continues to have $5.7 million under the $12 million stock repurchase program authorized in November 2025.

Financial Results for Twelve Months Ended December 31, 2025 Compared to December 31, 2024
Revenue was $54.9 million in 2025, compared to $52.2 million in 2024. Consolidated net income was $2.9 million, compared to a net loss of $5.8 million in 2024. Net loss from continuing operations was $0.3 million, compared to a net loss of $1.6 million in 2024. Consolidated EPS was $0.19 per diluted share, compared to a net loss of $0.39 per basic share in 2024.

Adjusted EBITDA from consolidated operations increased 13.9% to $13.0 million and Adjusted EBITDA from continuing operations improved to $3.1 million, compared to Adjusted EBITDA from consolidated operations of $11.4 million and Adjusted EBITDA from continuing operations of $2.3 million in 2024.

2026 Guidance
The Company provided the following guidance for 2026.
•System-wide sales are expected to be between $519 million and $552 million, compared to $532.4 million in 2025.
•System-wide comp sales for clinics open 13 months or more are expected to be in the range of (3)% to 3%, compared to (0.4)% in 2025.
•Consolidated Adjusted EBITDA is expected to be in the range of $12.5 million and $13.5 million, compared to $13.0 million in 2025.
•New franchised clinic openings, excluding the impact of refranchised clinics, are expected to be in the range of 30 to 35, compared to 29 in 2025. The Company is working with franchise owners to optimize the performance of the existing franchised clinic base. This may include closing underperforming clinics this year and may result in the overall clinic count at 2026 year end being lower than 2025 year end.

Conference Call
The Joint Corp. management will host a conference call at 5:00 p.m. ET today, Thursday, March 12, 2026. Stockholders and interested participants may listen to a live broadcast of the conference call by dialing 1-(833) 630-0823 or (412) 317-1831 and asking to be joined into the ‘The Joint’ call approximately 15 minutes prior to the start time.

A live webcast of the call with an accompanying slide presentation can be accessed in the IR events section of The Joint's website and will be available for approximately one year. An audio archive can be accessed for one week by dialing (855) 669-9658 or (412) 317-0088 and entering conference ID 6180519.

Commonly Discussed Performance Metrics
This release includes a presentation of commonly discussed performance metrics. System-wide sales include revenues at all clinics, whether operated by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance because these sales are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base. Comp sales include the revenues from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.

Non-GAAP Financial Information
This release also includes a presentation of non-GAAP financial measures. EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, as management believes they provide a more transparent view of the company’s underlying operating performance and operating trends. Reconciliation of historical net income/(loss) to EBITDA and

Adjusted EBITDA is presented in the table below. The company defines EBITDA as net income/(loss) before net interest, tax expense, depreciation, and amortization expenses. The company defines Adjusted EBITDA as EBITDA before acquisition-related expenses (which includes contract termination costs associated with reacquired regional developer rights), net (gain)/loss on disposition or impairment, stock-based compensation expenses, costs related to restatement filings, restructuring costs, and litigation expenses (consisting of legal and related fees for specific proceedings that arise outside of the ordinary course of our business). EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, (“GAAP”). While EBITDA and Adjusted EBITDA are used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with the company’s financial statements filed with the SEC. Please refer to the reconciliations of non-GAAP financial measures to their GAAP equivalents located at the end of this release. This release includes forward-looking guidance for certain non-GAAP financial measures, including Adjusted EBITDA. These measures will differ from net income (loss), determined in accordance with GAAP, in ways similar to those described in the reconciliations at the end of this release. We are not able to provide, without unreasonable effort, guidance for net income (loss), determined in accordance with GAAP, or a reconciliation of guidance for Adjusted EBITDA to the most directly comparable GAAP measure because the company is not able to predict with reasonable certainty the amount or nature of all items that will be included in net income (loss).

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Words such as, "anticipates," "believes," "continues," "estimates," "expects," "goal," "objectives," "intends," "may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will," and similar expressions are intended to identify such forward-looking statements. Specific forward-looking statements made in this press release include, among others, our belief that the strategies underlying Joint 2.0 remain on track to be fully executed by the end of this year; our belief regarding our progress toward becoming a pure-play franchisor; our expectations of the progress related to refranchising 27 previously company-owned or managed clinics since the beginning of 2025, which will leave us with just 48 clinics that remain company-owned or managed, and our plan to continue to make progress with such refranchising efforts; our belief that we continue to implement operational discipline to drive improved operating leverage, which is reflected in the year-over-year Adjusted EBITDA improvements in the 2025 fourth quarter and full year periods despite certain macroeconomic headwinds that challenged comp sales and overall revenue performance; our belief that progress on our broad range of initiatives includes a more holistic marketing approach to amplify our brand awareness through a partial shift in advertising spend from local to national media, higher search authority for our individual clinic websites, and an improvement in our patient attrition rate; our capital allocation strategy; our belief that continued progress on Joint 2.0 will help unlock the true power of our post-refranchise profit structure, which will be further bolstered as our multi-year top-line growth strategies gain traction; our belief that we entered 2026 with a stronger foundation for driving sustainable improvements in our financial results, which will further benefit from reductions in our cost structure as we complete the transition to a pure-play franchisor and capital light operating model; and our reiterated 2026 guidance for system-wide sales, comp sales, consolidated Adjusted EBITDA, and new franchised clinic openings. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, our inability to identify and recruit enough qualified chiropractors and other personnel to staff our clinics, due in part to the nationwide labor shortage and an increase in operating expenses due to measures we may need to take to address such shortage; inflation, leading to increased labor costs and interest rates, as well as changes to import tariffs, may lead to reduced discretionary spending, all of which may negatively impact our business; our failure to profitably operate company-owned or managed clinics; our failure to refranchise as planned; short-selling strategies and negative opinions posted on the internet, which could drive down the market price of our common stock and result in class action lawsuits; our failure to remediate future material weaknesses in our internal control over financial reporting, which could negatively impact our ability to accurately report our financial results, prevent fraud, or maintain investor confidence; and other factors described in our filings with the SEC, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 14, 2025 and subsequent filings with the SEC. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

About The Joint Corp. (NASDAQ: JYNT)
The Joint Corp. (NASDAQ: JYNT) revolutionized access to chiropractic care when it introduced its retail healthcare business model in 2010. Today, it is the nation’s largest operator, manager and franchisor of chiropractic clinics through The Joint Chiropractic network. The company is making quality care convenient and affordable, while eliminating the need for insurance, for millions of patients seeking pain relief and ongoing wellness. Headquartered in Scottsdale and with over 950 locations nationwide and more than 14 million patient visits annually, The Joint Chiropractic is a key leader in the chiropractic industry. The brand is consistently named to Franchise Times’ annual “Top 400” and “Fast & Serious” list of 40 smartest growing brands. Entrepreneur named The Joint “No. 1 in Chiropractic Services,” and it is regularly ranked on the publication’s “Franchise 500,” the “Fastest-Growing Franchises,” and the “Best of the Best” lists, as well as its “Top Franchise for Veterans” and “Top Brands for Multi-Unit Owners” lists. SUCCESS named the company as one of the “Top 50 Franchises” in 2024. The Joint Chiropractic is an innovative force, where healthcare meets retail. For more information, visit www.thejoint.com. To learn about franchise opportunities, visit www.thejointfranchise.com.

The Joint Business Structure
The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Tennessee, Washington, and West Virginia, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Investor Contact:
Richard Land, Alliance Advisors IR, (212)-838-3777 or thejointinvestor@allianceadvisors.com

– Financial Tables Follow –

THE JOINT CORP.
CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$23,601,810	$25,051,355
Restricted cash	700,058	945,081
Accounts receivable, net	2,849,864	2,586,381
Deferred franchise and regional development costs, current portion	945,933	1,055,582
Prepaid expenses and other current assets	1,744,556	1,787,994
Discontinued operations current assets ($1.0 million and $1.1 million attributable to VIEs, respectively)	22,246,318	43,151,055
Total current assets	52,088,539	74,577,448
Property and equipment, net	3,159,226	3,206,754
Operating lease right-of-use asset	1,572,173	555,536
Deferred franchise and regional development costs, net of current portion	3,827,129	4,513,891
Deposits and other assets	319,460	300,779
Total assets	$60,966,527	$83,154,408

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,588,665	$1,750,938
Accrued expenses	1,501,838	1,505,827
Co-op funds liability	700,058	945,082
Payroll liabilities	4,055,752	3,551,173
Operating lease liability, current portion	194,179	483,337
Deferred franchise fee revenue, current portion	2,519,018	2,546,926
Upfront regional developer fees, current portion	277,394	288,095
Other current liabilities	611,231	603,250
Discontinued operations current liabilities ($6.1 million and $7.1 million attributable to VIEs, respectively)	21,368,446	37,367,459
Total current liabilities	32,816,581	49,042,087
Operating lease liability, net of current portion	1,815,527	311,689
Deferred franchise fee revenue, net of current portion	10,899,271	12,450,179
Upfront regional developer fees, net of current portion	355,556	672,334
Total liabilities	45,886,935	62,476,289
Commitments and contingencies
Stockholders' equity:
Series A preferred stock, $0.001 par value; 50,000 shares authorized, zero issued and outstanding, respectively	—	—
Common stock, $0.001 par value; 20,000,000 shares authorized, 15,471,715 shares issued and 14,142,626 shares outstanding and 15,192,893 shares issued and 15,159,878 outstanding, respectively	15,471	15,192
Additional paid-in capital	52,026,407	49,210,455
Treasury stock 1,329,089 shares and 33,015 shares, at cost, respectively	(12,192,081)	(870,058)
Accumulated deficit	(24,795,205)	(27,702,470)
Total The Joint Corp. stockholders' equity	15,054,592	20,653,119
Non-controlling Interest	25,000	25,000
Total equity	15,079,592	20,678,119
Total liabilities and stockholders' equity	$60,966,527	$83,154,408

THE JOINT CORP.
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues:
Royalty fees	$8,892,863	$8,840,890	$33,203,885	$32,144,796
Franchise fees	810,089	925,184	3,371,504	2,997,850
Advertising fund revenue	3,466,251	2,525,307	10,451,281	9,180,281
Software fees	1,548,426	1,454,193	6,037,385	5,687,326
Other revenues	449,418	968,708	1,831,537	2,153,177
Total revenues	15,167,047	14,714,282	54,895,592	52,163,430
Cost of revenues:
Franchise and regional development cost of revenues	2,366,292	2,813,292	9,500,559	10,063,644
IT cost of revenues	453,215	371,692	1,724,915	1,453,204
Total cost of revenues	2,819,507	3,184,984	11,225,474	11,516,848
Selling and marketing expenses	3,494,324	2,791,468	13,299,399	10,973,610
Depreciation and amortization	433,200	353,466	1,644,161	1,371,389
General and administrative expenses	7,676,121	7,513,147	29,632,036	30,124,589
Total selling, general and administrative expenses	11,603,645	10,658,081	44,575,596	42,469,588
Net loss on disposition or impairment	1,485	61,501	7,898	66,019
Income (loss) from continuing operations	742,410	809,716	(913,376)	(1,889,025)
Other income (loss), net	198,232	(79,729)	683,872	280,287
Income (loss) from continuing operations before income tax expense	940,642	889,445	(229,504)	(1,608,738)
Income tax expense (benefit)	3,513	(19,536)	38,653	5,606
Net income (loss) from continuing operations	937,129	908,981	(268,157)	(1,614,344)
Discontinued operations:
Income (loss) from discontinued operations before income tax expense	(224,068)	(1,075,745)	3,200,629	(3,972,286)
Income tax (benefit) expense from discontinued operations	(278,036)	(184,429)	25,207	210,263
Net income (loss) from discontinued operations	53,968	(891,316)	3,175,422	(4,182,549)
Net income (loss)	$991,097	$17,665	$2,907,265	$(5,796,893)

Net income (loss) from continuing operations per common share:
Basic	$0.06	$0.06	$(0.02)	$(0.11)
Diluted	$0.06	$0.06	$(0.02)	$(0.11)
Net income (loss) from discontinued operations per common share:
Basic	$0.01	$(0.06)	$0.21	$(0.28)
Diluted	$0.01	$(0.06)	$0.21	$(0.28)
Net income (loss) per common share:
Basic	$0.07	$—	$0.19	$(0.39)
Diluted	$0.07	$—	$0.19	$(0.38)

Basic weighted average shares	14,565,362	14,964,854	15,134,215	14,919,091
Diluted weighted average shares	14,580,963	15,176,596	15,134,215	15,147,247

THE JOINT CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$2,907,265	$(5,796,893)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,713,719	4,722,137
Net loss on disposition or impairment	5,448,908	7,780,574
Net franchise fees recognized upon termination of franchise agreements	(347,097)	(239,335)
Provision for credit losses	286,232	220,893
Deferred income taxes	93,066	(55,556)
Stock-based compensation expense	1,297,433	1,679,005
Changes in operating assets and liabilities:
Accounts receivable	1,534,554	(1,645,078)
Prepaid expenses and other current assets	(35,389)	101,167
Deferred franchise costs	547,192	499,285
Deposits and other assets	(5,276)	8,827
Accounts payable	(391,127)	68,258
Accrued expenses	(2,994,297)	4,609,759
Payroll liabilities	(839,892)	2,398,765
Operating leases	(5,103,266)	(3,796,648)
Deferred revenue	(1,444,410)	(597,489)
Upfront regional developer fees	(285,443)	(421,213)
Other liabilities	(543,663)	(121,408)
Net cash provided by operating activities	1,838,509	9,415,050

Cash flows from investing activities:
Proceeds from sale of clinics	7,778,287	554,100
Purchase of property and equipment	(1,503,785)	(1,185,647)
Net cash provided by (used in) investing activities	6,274,502	(631,547)

Cash flows from financing activities:
Payments of finance lease obligations	(4,354)	(25,484)
Purchases of treasury stock under employee stock plans	(8,440)	(9,583)
Purchases of common stock under stock repurchase programs	(11,313,583)	—
Proceeds from exercise of stock options	1,518,798	33,708
Repayment of Debt under the Credit Agreement	—	(2,000,000)
Net cash used in financing activities	(9,807,579)	(2,001,359)

(Decrease) increase in cash, cash equivalents and restricted cash	(1,694,568)	6,782,144
Cash, cash equivalents and restricted cash, beginning of period	25,996,436	19,214,292
Cash, cash equivalents and restricted cash, end of period	$24,301,868	$25,996,436

Reconciliation of cash, cash equivalents and restricted cash:	December 31, 2025	December 31, 2024
Cash and cash equivalents	$23,601,810	$25,051,355
Restricted cash	700,058	945,081
Cash, cash equivalents and restricted cash, end of period	$24,301,868	$25,996,436

THE JOINT CORP.
CONSOLIDATED RECONCILIATION FROM GAAP TO NON-GAAP
(unaudited)

	Three Months Ended December 31,
	2025			2024
	from Continuing Operations	from Discontinued Operations	Net Operations	from Continuing Operations	from Discontinued Operations	Net Operations
Non-GAAP Financial Data:
Net income (loss)	$937,129	$53,968	$991,097	$908,981	$(891,316)	$17,665
Net interest (income) expense	(200,158)	—	(200,158)	(79,729)	429	(79,300)
Depreciation and amortization expense	433,200	9,743	442,943	353,466	201,719	555,185
Income tax expense (benefit)	3,513	(278,036)	(274,523)	(19,536)	(184,429)	(203,965)
EBITDA	1,173,684	(214,325)	959,359	1,163,182	(873,597)	289,585
Stock-based compensation expense	326,295	—	326,295	203,295	—	203,295
Net loss on disposition or impairment	1,485	1,694,561	1,696,046	61,501	2,116,432	2,177,933
Costs related to restatement filings	1,925	—	1,925	—	—	—
Restructuring costs	167,060	373,801	540,861	579,231	68,640	647,871
Litigation expense	(85,000)	136,439	51,439	—	—	—
Adjusted EBITDA	$1,585,449	$1,990,476	$3,575,925	$2,007,209	$1,311,475	$3,318,684

	Year Ended December 31,
	2025			2024
	from Continuing Operations	from Discontinued Operations	Net Operations	from Continuing Operations	from Discontinued Operations	Net Operations
Non-GAAP Financial Data:
Net (loss) income	$(268,157)	$3,175,422	$2,907,265	$(1,614,344)	$(4,182,549)	$(5,796,893)
Net interest (income) expense	(799,273)	239	(799,034)	(280,287)	2,114	(278,173)
Depreciation and amortization expense	1,644,161	69,558	1,713,719	1,371,389	3,350,748	4,722,137
Income tax expense	38,653	25,207	63,860	5,606	210,263	215,869
EBITDA	615,384	3,270,426	3,885,810	(517,636)	(619,424)	(1,137,060)
Stock-based compensation expense	1,297,433	—	1,297,433	1,679,005	—	1,679,005
Acquisition-related expense	—	—	—	478,710	—	478,710
Net loss on disposition or impairment	7,898	5,441,010	5,448,908	66,019	7,714,555	7,780,574
Costs related to restatement filings	115,402	—	115,402	—	—	—
Restructuring costs	1,077,678	745,542	1,823,220	607,231	495,097	1,102,328
Litigation expense	15,000	386,439	401,439	—	1,481,000	1,481,000
Adjusted EBITDA	$3,128,795	$9,843,417	$12,972,212	$2,313,329	$9,071,228	$11,384,557